SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 03/31/2016
FILE NUMBER 811-08932
SERIES NO.: 15


74U.     1.   Number of shares outstanding (000's Omitted)
              Investor Shares                     17,356
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Shares                24,384
              Advisor Shares                      20,438


74V.     1.   Net asset value per share (to nearest cent)
              Investor Shares                    $ 9.24
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Shares               $ 9.26
              Advisor Shares                     $ 9.25